Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

February 28, 2017

Atwood Oceanics, Inc.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by Atwood Oceanics, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 550,000 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (“Common Stock”) issuable pursuant to the Company’s 2013 Long-Term Incentive Plan, as amended and restated (the “Incentive Plan”), certain legal matters with respect to the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Amended and Restated Certificate of Formation and By-laws of the Company, each as amended to date, the Incentive Plan, corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when issued by the Company pursuant to the provisions of the Incentive Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance with the Incentive Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Incentive Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to

Atwood Oceanics, Inc.	- 2 -	February 28, 2017

the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the laws of the State of Texas, as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.